Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Commences Production at Burke Hollow, the World’s Newest Operating ISR Uranium Mine

America’s Largest Greenfield ISR Uranium Project to Enter Production in Over a Decade

UEC is Now Operating Two of its Three U.S. Hub-and-Spoke ISR Production Platforms, Anchored by the Largest Uranium Resource Base in the United States

Corpus Christi, TX, April 8, 2026 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) announces it has received approval from the Texas Commission on Environmental Quality (“TCEQ”) and commenced production at its Burke Hollow project, the world’s newest in-situ recovery (“ISR”) uranium mine and the first new U.S. ISR operation in over a decade.

Combined with recent capacity expansion approvals at Christensen Ranch in Wyoming, UEC continues to scale its U.S. production base and is the only U.S. uranium company with two active producing ISR hub-and-spoke platforms.

Amir Adnani, President and CEO stated:

“The startup of Burke Hollow is a significant achievement for UEC, advancing the project from a grassroots discovery in 2012 to production in 2026. With two ISR operations now producing, and our Ludeman ISR project planned for startup in 2027, we are building a scalable, multi-faceted platform supported by the largest uranium resource base in the United States. Our 100% unhedged, staged production growth strategy positions UEC to meet strengthening market fundamentals and growing U.S. policy support for the domestic nuclear fuel supply chain.”

Chris Wright, United States Energy Secretary stated:

"UEC's recent production achievements in Texas and Wyoming highlight the importance of uranium production as the foundation of a secure, domestic nuclear fuel cycle. The Trump Administration remains committed to strengthening this capability, which is essential to American energy dominance and our national security. As we continue rebuilding the full fuel cycle, including key downstream infrastructure, this progress shows we can build it here and lead from here. Congratulations to UEC on this important milestone."

Greg Abbott, Texas Governor stated:

“Texas is proud to be home to America’s largest greenfield ISR uranium production project. This Burke Hollow project in South Texas will strengthen America’s domestic nuclear fuel cycle and solidify Texas as a world energy leader. By expanding access to uranium, Texas will further forge its path of being the number one state for producing nuclear energy.”

Burke Hollow: Large-Scale ISR Project with Multi-Phase Development Potential

Burke Hollow is the largest ISR uranium discovery in the United States in the past decade, with only about half of the ~20,000-acre property explored to date, providing significant long-term development potential.

The project hosts multiple mineralized trends and horizons, supporting a phased approach to future resource expansion, and additional wellfield development.

Production from Burke Hollow will be processed at the Hobson Central Processing Plant, which is licensed to produce up to 4 million pounds of uranium per year.

Craig Wall, Vice President, Environmental, Health & Safety, Texas stated:

“After over a decade of exploration, permitting and development, the TCEQ approval reflects the strength of our technical and operational execution. We appreciate the collaboration and professionalism of the TCEQ throughout the process and look forward to continuing to work with them as the project advances. With Burke Hollow now in production, our South Texas team is focused on safely ramping operations and constructing additional wellfields across the project.”

About Uranium Energy Corp

Uranium Energy Corp is America’s largest and fastest growing uranium company. The Company controls the largest uranium resource base and the most licensed production capacity in the United States, totaling approximately 12 million pounds per year across its Wyoming and South Texas hub-and-spoke ISR operations. In Canada, the Company controls one of the most extensive land and resource portfolios in the Athabasca Basin, anchored by the Roughrider Project in Saskatchewan. Through its wholly owned subsidiary, United States Uranium Refining & Conversion Corp, UEC is pursuing domestic refining and conversion capabilities to further strengthen the U.S. nuclear fuel supply chain. UEC maintains a 100% unhedged uranium strategy, providing full exposure to uranium market fundamentals. The Company is managed by professionals with decades of experience across uranium exploration, development, production, and fuel cycle infrastructure.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE American: UEC

WKN: AØJDRR

ISN: US916896103

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, statements regarding: the Company's expected benefits from achieving production at Burke Hollow and expectations regarding future proposed activities, plans and goals surrounding its projects and hub-and-spoke platforms. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to differ materially. These risks and uncertainties may include, among others: proposed exploration and development activities may not produce anticipated results; variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of necessary capital, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations; any deterioration in political support for nuclear energy or uranium mining; changes in government regulations and policies; changes in demand for nuclear power; any failure to obtain necessary permits and approvals from government authorities; weather and other natural phenomena; and the other risk factors set forth in the Company’s most recent annual report on Form 10-K and its other filings with the Securities and Exchange Commission, available under its profile at www.sec.gov. Many of these factors are beyond the Company’s ability to control or predict. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. Any forward-looking statement speaks only as of the date on which its made and the Company does not undertake any obligation to release publicly revisions to any forward-looking statement, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued forward-looking statement constitutes a reaffirmation of that statement.